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AMRESCO, INC.
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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                                                 Three Months Ended March 31,
                                                   2001                   2000
Basic and diluted
Income (loss) from continuing operations           $(10,667,000)          $(45,345,000)
Income from discontinued operations,
  net of income taxes                                                       47,346,000
Income (loss) before extraordinary gain             (10,667,000)             2,001,000
Extraordinary gain on early retirement of debt,
  net of income taxes                                   111,000
Net income (loss)                                  $(10,556,000)            $2,001,000

Weighted average common shares outstanding           10,609,768              9,750,761
Restricted shares                                      (615,230)               (98,989)
  Total                                               9,994,538              9,651,772

Loss from continuing operations                          $(1.07)                $(4.70)
Earnings from discontinued operations,
  net of income taxes                                                             4.91
Extraordinary gain on early retirement of debt,
  net of income taxes                                      0.01
Earnings (loss) per share                                $(1.06)                 $0.21
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